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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation by reference in the Form S-8 Registration Statement and related Prospectus pertaining to the Sizzler International, Inc. Stock Option Plan for Non-Employee Directors as amended through August 20, 1997 of our report, dated June 16, 1999, with respect to the consolidated financial statements and schedules of Sizzler International, Inc. included in Sizzler International, Inc.'s Form 10-K for its fiscal year ended April 30, 1999 filed with the Securities and Exchange Commission and to all references to our Firm included in the Form S-8.




                                                  /s/ ARTHUR ANDERSEN LLP


Los Angeles, California
August 20, 1999







                                  EXHIBIT 23.1